Exhibit 10(xxxi)

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made as of February 1, 1997, between DOMINION RESOURCES, INC. (the "Company") and Norman Askew.

                                    RECITALS:

         The Board of Directors of Dominion Resources, Inc. (the "Board of Directors") recognizes that outstanding management of the company is essential to advancing the best interest of the Company, its shareholders and its subsidiaries. The Board of Directors believes that it is particularly important to have stable, excellent management at the present time. The Board of Directors believes that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties.

         The Organization and Compensation Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into employment agreements with the Company's key management executives in order to achieve the foregoing objectives. The Executive is a key management executive of the Company, and is a valuable member of the Company's management team. The Company acknowledges that the Executive's contributions to the growth and success of the Company will be substantial. The Company and the Executive are entering into this Agreement to induce the Executive to become an employee of the Company and to devote his full energy to the Company's affairs. The Executive has agreed to be employed by the Company under the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

         1. Employment. The Company will employ the Executive, and the Executive will continue in the employment of the Company as an executive of the Company, for the period beginning March 1, 1997 and ending November 1, 2002 (the "Term of this Agreement"), according to the terms of this Agreement.

         2. Duties. The Company and the Executive agree that, during the Term of this Agreement, the Executive will serve in a senior management position with the Company. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exceptions of absences on the account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the lawful and nonarbitrary directions and orders of the Board of Directors and Chief Executive Officer of the Company with respect to the performance of his duties.

         3.   Effect on Other Agreements.

              (a) The Board of Directors recognizes that the Executive has entered or will enter into an Employment Continuity Agreement with the Company, which provides benefits under certain circumstances in the event of a change in control of the Company. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment terminates for any reason after a change in control and payments are to be made to the Executive under the Executive's Employment Continuity Agreement: (i) the Executive will not receive payments under this Agreement as a result of his termination of employment for any reason, (ii) after payment of any amounts otherwise due the Executive under this Agreement, this Agreement will terminate without liability on the part of the Company, and (iii) if and to the extent that any payments made under this Agreement are considered "parachute payments" for purposes of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the payments will be taken into account in determining the amount to be paid to the Executive under the Employment Continuity Agreement according to the Terms of the Employment Continuity Agreement. If a change of control occurs, and the Executive is not entitled to receive payments under the Executive's Employment Continuity Agreement, this Agreement will continue in effect according to its terms.

              (b) Except as provided above, this Agreement sets forth the entire understanding of the parties with respect to the Executive's employment with the Company. The Executive and the Company agree that, effective as of the execution of this Agreement, any prior employment agreements between the Executive and East Midlands Electricity plc ("EME") (other than the Executive's Employment Continuity Agreement) are null and void. The term "employment agreement" as used in the preceding sentence does not include any retirement, incentive or benefit plan or program in which the Executive participates.

         4. Affiliates. Employment by an Affiliate of the Company or a successor to the Company will be considered employment by the Company for purposes of this Agreement, and termination of employment with the Company means termination of employment with the Company and all its Affiliates and successors. The term "Company" as used in this Agreement will be deemed to included Affiliates and successors. For purposes of this Agreement, the term "Affiliate" means the subsidiaries of Dominion Resources, Inc. and other entities under common control with Dominion Resources, Inc.

         5.   Compensation and Benefits.

              (a) During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and incentive awards for services rendered to the Company:

                      (i) The Company will pay to the Executive an annual salary in an amount not less than the base salary paid by EME in effect for the Executive as of the date on which this Agreement is executed. The Board of Directors will evaluate the Executive's performance at least annually and will consider annual increases in the Executive's salary based on the Executive's performance.

                      (ii) The Executive will be entitled to receive incentive awards if and to the extent that the Board of Directors determines that the Executive's performance merits payment of an award. The Board of Directors will make its determination consistent with the methodology used by the Company for compensating its senior management employees.

              (b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior executives in the Company's Benefit Restoration Plan, Executive Supplemental Retirement Plan ("ESRP"), cash and stock incentive plans, and such other fringe benefit and employee benefit plans and programs that the Company makes available to the Executive from time to time.

              (c) If the Executive attains age 60 while employed by the Company, the Executive's retirement benefits under the Company's Benefit Restoration Plan will be computed based on the greater of (A) the Executive's years of credited service (determined as if the Executive was a participant in the Company's Retirement Plan and pursuant to the terms of the Retirement Plan), or (B) thirty (30) years of credited service, and will be reduced by the amount of benefits payable to the Executive under the EME Pension Plan and Amending Deed for the Pension and Death Benefits Arrangement for N B M Askew. Any benefit to be provided under this subsection (c) will be provided as a supplemental benefit under this Agreement and will not be provided from the Retirement Plan. The provisions of this subsection (c) shall survive the termination of this Agreement.

              (d) The Executive will be entitled to a fully vested benefit under the ESRP if the Executive attains age 58 while employed by the Company. The Executive's benefit under the ESRP will be funded in the Dominion Resources, Inc. Executive Retirement Plan Trust in equal installments so that at age 60 the Executive's benefit under the Plan is 100% funded. The provisions of this subsection (d) shall survive the termination of this Agreement.

              (e) A proforma payout schedule is attached as Appendix A which is based on certain assumptions that may or may not be applicable. This Appendix is attached for interpretive purposes only and is not a binding payout schedule.

         6.   Termination of Employment.

              (a) If the Company terminates the Executive's employment, other than for Cause (as defined in Section 8 below), during the Term of this Agreement, the Company will pay the Executive a lump sum payment equal to the present value of the Executive's annual base salary for the balance of the Term of this Agreement. The lump sum payment will be computed as follows:

                      (i)      For purposes of this calculation, the
                               Executive's annual base salary for the balance of the Term of the Agreement will be calculated at the highest annual base salary rate in effect for the Executive during the three-year period preceding his termination of employment. Salary that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral.

                      (ii) The salary for any partial year in the Term of this Agreement will be a pro-rated portion of the annual amount.

                      (iii) Present value will be computed by the Company as of the date of the Executive's termination of employment, based on a discount rate equal to the applicable, U.S. Federal short-term rate, as determined under Section 1274 (d) of the Code, compounded monthly, in effect on the date as of which the present value is determined.

                      (iv) The lump sum payment will be paid within 30 days after the Executive's termination of employment.

              (b) If the Company terminates the Executive's employment, other than for Cause, during the Term of this Agreement, the Executive will be entitled to receive the following additional benefits determined as of the date of his termination of employment:

                      (i) Any outstanding restricted stock or stock options that would become vested (that is, transferable and nonforfeitable, or excercisable) if the Executive remained an employee through the Term of this Agreement will become vested as of the date of the Executive's termination of employment (or as of the date described in the next sentence, if applicable). In addition, if the Company has agreed to award the Executive performance shares or restricted stock at the end of a performance period, subject to the Company's achievement of performance goals, and the date as of which the performance shares are to be awarded, or the restricted stock is to become vested, falls within the Term of this Agreement, the stock will be awarded and become vested at the end of the performance period if and to the extent that performance goals are met. The Executive must satisfy the tax withholding requirements described in Section 10 with respect to the performance shares and restricted stock.

                      (ii) The Executive will be credited with age and service credit through the end of the Term of this Agreement for purposes of computing benefits under any Company pension, medical and other benefit plan, including ESRP, in which the Executive was participating as of the date of his termination of employment. Service credited to the Executive for purposes of this subsection
                               (ii) shall be in addition to any service credited to the Executive pursuant to Section 5 (c). The Company will pay the Executive a lump sum cash amount that reasonably approximates the after-tax value to the Executive of such age and service credit and continued coverage through the end of the Term of this Agreement, in lieu of continuing coverage under the Company's benefit plans.

              (c) If the Executive voluntarily terminates employment with the Company during the Term of this Agreement under circumstances described in this subsection (c) , the Executive will be entitled to receive the benefits described in subsections (a) and (b) above as if the Company had terminated the Executive's employment other than for Cause. Subject to the provisions of this subsection (c) , these benefits will only be provided if the Executive voluntarily terminates employment after (i) the Company reduces the Executive's base salary, (ii) the Executive is not in good faith considered for incentive awards as described in Section 5 (a) (ii), (iii) the Company fails to provide benefits as required by Section 5
                      (b) and 5 (c), (iv) the Company relocates the Executive's place of employment to a location further than 50 miles from Nottingham, U.K. (other than in connection with a temporary assignment to the United States of no more than 3 months), or (v) the Company demotes the Executive to a position that is not a senior management position (other than on account of the Executive's disability, as defined in Section 7 below). For this purpose, a "senior management position" means the position of Chief Executive Officer or Chief Operating Officer of Dominion Resources, Inc. ("DRI"), the position of President or Chief Executive Officer of a subsidiary of DRI, or a position that reports directly to the Chief Executive Officer, Chief Operating Officer, or Senior Vice President of DRI. In order for this subsection (c) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (c), (2) the Executive's voluntary termination under this subsection must occur within 60 days after the Executive knows or reasonably should know of an event described in clause (i), (ii), (iii), (iv) or (v) above, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i), (ii), (iii), (iv) or (v), as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in clause (i), (ii), (iii), (iv) or (v), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (c) on account of the event specified in the Executive's notice.

              (d) The amounts under this Agreement will be paid in lieu of severance benefits under any severance plan or program maintained by the Company in which the Executive participates (subject to Section 3 above). The amounts payable under this Agreement will not be reduced by any amounts earned by the Executive from a subsequent employer or otherwise. If the Executive's employment is terminated by the Company for Cause this Agreement will immediately terminate without liability on the part of the Company.

              (e) If the Executive (i) voluntarily terminates employment for a reason not described in subsection (c) above or Section 7 below, and (ii) gives the Company no less than 6 months prior notice of termination in accordance with the provisions of Section 15 below, the Company will pay to the Executive an amount equal to the additional benefits the Executive would have accrued under the EME Pension Plan and the Amending Deed for the Pension and Death Benefits Arrangement for N B M Askew, had he remained a participant in such plans through the Term of the Agreement. The amount paid under this subsection (e) will be paid as a supplemental benefit under this Agreement and will not be provided from the EME Pension Plan or the Amending Deed for the Pension and Death Benefits Arrangement for N B M Askew. This amount will be paid in lieu of any other benefits payable under this Agreement, which will immediately terminate without liability on the part of the Company.

         7. Disability or Death. If the Executive becomes disabled (as defined below) during the Term of this Agreement while he is employed by the Company, the Executive shall be entitled to receive the benefits described in Section 6 (b) (i) of this Agreement as of the date on which he is determined by the Company to be disabled. If the Executive dies during the Term of this Agreement while he is employed by the Company, the benefits described in Section 6
              (b) (i) will be provided to the personal representative of the Executive's estate. The foregoing benefits will be provided in addition to any death, disability and other benefits provided under Company benefit plans in which the Executive participates. Upon the Executive's death or disability, the provisions of Sections 1, 2, 5, and 6 of this Agreement will terminate. The term "disability" means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

         8. Cause. For purposes of this Agreement, the term "Cause" means (i) fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or wilful failure of the Executive to perform substantially his duties or responsibilities to the Company, including any failure to comply with the directions or orders of the Board of Directors or the Chief Executive Officer of the Company with respect to the performance of his duties or responsibilities, (iii) conduct that constitutes disloyalty to the Company, and that materially harms, or has the potential to cause material harm to the Company, (iv) conviction of a felony or crime involving moral turpitude, or (v) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties.

         9.   Post Termination.

              (a) The Executive undertakes to the Company that the Executive shall not during the period of 12 months from Executive's date of termination of employment be directly or indirectly interested or concerned (whether as shareholder, director, employee, partner, consultant, proprietor, agent or in any other capacity) in any business firm or company which

                      (i) holds a public electricity supply license for the supply of electricity anywhere within the United Kingdom; or

                      (ii) carries on anywhere within the United Kingdom any other business competing with any business carried on by the Company at the date of the Executive's termination of employment in which the Executive has been engaged or interested during the 12 months prior to the date of his termination of employment ("other relevant business")

                      but nothing in this Section 9 shall prevent the Executive holding or being interested in listed securities not representing more than 5% in nominal amount of the issued securities of any class of any company which are listed on any recognized stock exchange anywhere in the world.

              (b) The Executive undertakes to the Company that the Executive shall not during the period of 12 months from the date of the Executive's termination of employment whether as principal agent or employee and whether directly or indirectly supply to any person, firm or company whom the Executive dealt with as a customer or potential customer of the Company in the last 12 months of the Executive's employment either electricity or any goods or services which are the same or substantially the same as the type of goods or services provided by any other relevant business of the Company at the date of termination of the Executive's employment whether or not the Executive has approached the customer or vice versa.

              (c) The Executive undertakes to the Company that the Executive shall not during the period of 12 months from the date of the Executive's termination of employment whether as principal agent or employee and whether directly or indirectly approach any person firm or company whom the Executive dealt with as a customer or potential customer of the Company in the last 12 months of the Executive's employment with the Company with an offer to supply them with electricity or any goods or services which are the same or substantially the same as the type of goods or services provided by any other relevant business of the Company at the date of termination of the Executive's employment with the Company.

              (d) The Executive undertakes to the Company that the Executive shall not during the period of 12 months from the date of termination of employment whether as principal agent or employer and whether directly or indirectly recruit or try to recruit any person as an employee or consultant or in some other capacity if that person was at any time during the last 12 months of the Executive's employment employed by the Company as a director or senior employee and the Executive had regular contact with such person through that person's work for the Company.

              (e) The Executive undertakes to the Company that the Executive shall also perform and observe the undertakings set out in
                      Section 9 (a) to 9 (d) in relation to any Affiliates whose business or affairs the Executive has been engaged or interested in at any time during the last 12 months of the Executive's employment with the Company as if a reference to each such Affiliate was substituted for a reference to the Company in each case. This undertaking shall be construed and enforceable as a separate convenant in relation to each Affiliate and the Company shall be deemed to have the benefit of this covenant as trustee for any Affiliates.

              (f) It is agreed that each of the covenants contained on the part of the Executive in each of Section 9(a) to 9(c) inclusive is and shall be construed and enforceable as a separate covenant.

              (g) In this Section 9 references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or through any other person.

              (h) The Executive undertakes and covenants with the Company that he shall not at any time after the Executive's termination of employment hold himself out or permit himself to be held out as being in any way interested in or connected with the Company or any Affiliate and shall use his best endeavors to prevent himself being so held out, save that if and for so long as he remains a director or an employee of an Affiliate he may hold himself out or be held out as being so connected with that Company.

         10. Indemnification. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

              In Executive's capacity as a member of the Board of Directors of East Midlands Electricity, plc, Executive is entitled to indemnification provided by the Articles of Incorporation of Dominion Resources, Inc.

         11. Payment of Compensation and Taxes. All amounts payable under this Agreement (other than stock, which will be paid according to the terms of the Company's Incentive Compensation Plan) will be paid in cash, subject to income and payroll tax withholdings. No shares of stock will be issued to the Executive until the Executive has paid to the Company the amount that must be withheld for applicable income and employment taxes or the Executive has made provisions satisfactory to the Company for the payment of such taxes.

         12. Administration. The Committee will be responsible for the administration and interpretation of this Agreement on behalf of the Company. If for any reason a benefit under this Agreement is not paid when due, the Executive may file a written claim with the Committee. If the claim is denied or no response is received, within 90 days after the filing (in which case the claim is deemed to be denied), the Executive may appeal the denial to the Board of Directors within 60 days of the denial. The Executive may request that the Board of Directors review the denial, the Executive may review pertinent documents, and the Executive may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require that the Board of Directors extend the period for another 60 days. If the Company defaults in an obligation under this Agreement, the Executive makes a written claim pursuant to the claims procedure described above, and the Company fails to remedy the default within the claims procedure period, then all amounts payable to the Executive under this Agreement will become immediately due and owing.

         13. Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the Company's rights and obligations under this Agreement. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate will receive any amounts payable under this Agreement after the death of the Executive.

         14. Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement [except to the extent required pursuant to
              Section 5 (d)]. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

         15. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addresses to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chairman of the Committee. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

         16. Miscellaneous. This instrument contains the entire agreement of the parties. To the extent not governed by U.S. federal law, the parties contemplate and agree that this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, U.S.A., without reference to its conflict of laws rules. Any action to enforce the terms of this Agreement shall be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and each party hereby irrevocably consents to the jurisdiction of such courts over its person and hereby waives any defense based upon improper venue, inconvenient forum or lack of jurisdiction. No provisions of this Agreement may be modified , waived or discharged unless such a waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of our compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or enforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one more counterparts, all of which will be considered one and the same agreement.



WITNESS the following signatures.

                                   DOMINION RESOURCES, INC.

                                   By: /s/ THOS. E. CAPPS
                                       ________________________________

                                           Thos. E. Capps
                                           Chief Executive Officer

Dated:  2/21/97
      _______________
                                      /s/ NORMAN ASKEW
                                   --------------------------------
                                   Norman Brian Montague Askew

2-18-97


                                                                     Appendix A

                               Norman B.M. Askew
                     Retirement Benefits at Specified Ages
                      Under Terms of Employment Agreement



                                Additional
                             Years of Service     Years of Credited Service    Percent
                                Under EME         -------------------------    Vested         Estimated
  Date of        Age at         Pension &         DRI Qualified      DRI      Under DRI        Monthly
Termination    Termination    Amending Deed       Pension Plan       BRP(1)    ESRP(2)        Payout(3)
-----------    -----------   ----------------     -------------      ------   ---------       ---------
  11-1-97         55               1                   0              0            0       (Pounds)  3,700
  11-1-98         56               2                   0              0            0       (Pounds)  4,400
  11-1-99         57               3                   0              0            0       (Pounds)  5,200
  11-1-00         58               4                   0              0          100%      (Pounds) 14,000
  11-1-01         59               5                   0              0          100%      (Pounds) 15,200
  11-1-02         60               6                   5             30          100%      (Pounds) 21,300


Notes
   1. Benefit Restoration Plan
   2. Executive Supplemental Retirement plan
   3. Estimated payout based on the following assumptions:

        (bullet) DOB: October 4, 1942 (age 54)
        (bullet) Retires November 1, 2002 (age 60)
        (bullet) 1997 Base Pay = (Pounds)230,000
        (bullet) Exchange rate: $1.60 = (Pounds)1.00
        (bullet) Target bonus = 45% x base pay
        (bullet) 5% salary increases each year
        (bullet) 1997 EME Pension = (Pounds)44,000/year; + (Pounds)9,374 for each additional year